UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2020

Owens & Minor, Inc.

(Exact name of Registrant as specified in its charter)

Commission file number 001-09810

Virginia	54-1701843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9120 Lockwood Boulevard Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip Code)

Post Office Box 27626, Richmond, Virginia	23261-7626
(Mailing address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 723-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $2 par value per share	OMI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 19, 2020, Owens & Minor Distribution, Inc. (the “Originator”), Owens & Minor Medical, Inc. (the “Servicer”), both wholly owned subsidiaries of Owens & Minor, Inc. (the “Company”), and O&M Funding LLC (“O&M Funding”), a special purpose entity wholly owned by the Originator, entered into an accounts receivable securitization program (the “Receivables Securitization Program”). Pursuant to the Receivables Securitization Program, (i) the Servicer, O&M Funding, as borrower, the financial institutions from time to time party thereto and listed therein as lenders (collectively, the “Lenders”), PNC Bank, National Association, as administrative agent (“PNC Bank”), and PNC Capital Markets LLC, as structuring agent (“PNC Markets”) entered into a Receivables Financing Agreement (the “Receivables Financing Agreement”) and (ii) the Originator, the Servicer and O&M Funding, as buyer, entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”). Under the Receivables Securitization Program, the Originator, pursuant to the Purchase and Sale Agreement, will sell certain of its trade receivables and certain related rights to payment and obligations of Originator with respect to such receivables and certain related rights (the “Receivables”) to Funding, which, in turn, obtains loans secured by the Receivables from the Lenders.

Pursuant to the Receivables Securitization Program, the aggregate principal amount of the loans made by the Lenders will not exceed $325 million outstanding at any time. The Lenders under the Receivables Securitization Program receive interest based on a spread over LIBOR dependent on the tranche period thereto and any breakage fees accrued. The Receivables Financing Agreement contains customary LIBOR benchmark replacement language giving PNC Bank, with consent from O&M Funding as to the successor rate, the right to determine such successor rate. Additionally, PNC Bank and PNC Markets receive certain fees as agents.

The Receivables Securitization Program contains certain customary representations and warranties and affirmative and negative covenants, including as to the eligibility of the Receivables being sold by the Originator and securing the loans made by the Lenders, as well as customary reserve requirements, Receivables Securitization Program termination events, Originator termination events and servicer defaults. The Receivables Securitization Program termination events permit the Lenders to terminate the Receivables Financing Agreement upon the occurrence of certain specified events, including failure by Funding to pay amounts when due, certain defaults on indebtedness under the Company’s credit facility, certain judgments, a change of control, certain events negatively affecting the overall credit quality of transferred Receivables and bankruptcy and insolvency events.

The Servicer will receive a fee as servicer of the Receivables. The Company has entered into a performance guaranty in favor of PNC Bank pursuant to which it has agreed to guarantee the performance of O&M Fundings’ obligations under the Receivables Financing Agreement and Servicer’s obligations as servicer under the Receivables Financing Agreement.

The Receivables Securitization Program matures on February 17, 2023.

The proceeds from the sale of Receivables pursuant to the Receivables Securitization Program may be used to repay higher interest indebtedness and for other general corporate purposes.

The foregoing description of the Receivables Securitization Program is not complete and is qualified in its entirety by the actual terms of the Receivables Financing Agreement, the Purchase and Sale Agreement and the Performance Guaranty, copies of which are attached hereto as Exhibit 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

PNC Bank, PNC Markets and several of the Lenders and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including investment banking, commercial banking, advisory, cash management, custody and trust services, for which they have received customary fees, and may do so again in the future.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1

Receivables Financing Agreement, dated as of February 19, 2020, by and among Owens & Minor Medical, Inc., as the initial servicer, O&M Funding LLC, as borrower, the lenders from time to time party thereto, PNC Bank, National Association, as administrative agent, and PNC Capital Markets LLC, as structuring agent.

10.2	Purchase and Sale Agreement, dated as of February 19, 2020, by and among Owens & Minor Distribution, Inc., as the originator, Owens & Minor Medical, Inc., as servicer, and O&M Funding LLC, as buyer.

10.3	Performance Guaranty of Owens & Minor, Inc., dated as of February 19, 2020 in favor of PNC Bank, National Association.

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS & MINOR, INC.

Date: February 19, 2020	By:	/s/ Nicholas J. Pace
	Name:	Nicholas J. Pace
	Title:	Executive Vice President, General Counsel and Corporate Secretary

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